EXHIBIT 99.1

For Immediate Release:

Contacts:
Peerless Systems Corporation:	Investor Contact:
John Rigali Chief Financial Officer (310) 297-3146	Geoff High Pfeiffer High Investor Relations, Inc. (303) 393-7044
Peerless Systems Announces Fiscal 2008 Fourth Quarter and Full-Year Results
Selected Highlights:
•	Full-year income before tax benefit increases to $5.2 million

•	Company books $5.0 million dollar tax benefit and realizes full-year net income of $10.1 million, or $0.56 per diluted share

•	Year-over-year cost of goods sold and operating expenses cut by combined $6.4 million

•	Year-end cash balance reaches $23.1 million, up 41% from the end of fiscal 2007
EL SEGUNDO, Calif., April 10, 2008 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of advanced imaging and networking technologies and components to the digital document market, today reported financial results for its fourth fiscal quarter and full fiscal year ended January 31, 2008.
Fourth Quarter Results
Fourth quarter revenues were $9.3 million versus $8.7 million in the fourth quarter a year ago and $7.4 million in the third quarter of fiscal 2008. Product licensing revenue was $6.4 million compared with $6.1 million in last year’s fourth quarter and $4.9 million in the third quarter of fiscal 2008. Engineering services and maintenance revenue was $2.9 million versus $2.6 million in the fourth quarter a year ago and $2.5 million in the third fiscal quarter of 2008. During the fourth quarter, Kyocera Mita Corporation (KMC) awarded Peerless $0.25 million in performance incentives associated with its engineering services agreement.
During the fourth quarter, Peerless recorded two block license agreements collectively valued at $5.6 million, all of which were recognized as revenue during the period. Five million dollars in fourth quarter license revenue was related to the KMC block license signed in the second quarter of fiscal year 2008. The current portion of the company’s contract backlog for engineering services, including KMC, is $2.8 million, of which management believes most will be recognized during the first quarter of fiscal 2009. KMC and Peerless have extended the engineering services portion of their master development agreement for the period just prior to the special shareholder vote on the proposed KMC Asset Purchase Agreement. The extension calls for a monthly payment of $625,000 with no bonus incentive until the outcome of the April 28, 2008, stockholder meeting is known.
Fourth quarter gross margin was 76.1% compared with 63.1% in the fourth quarter last year and 60.1% in the prior quarter. The increase was attributable to a greater percentage of Peerless technology versus third-party technology within the company’s sales mix. In addition, the company recorded a one-time reduction of $0.3 million in product licensing expense during the quarter, which arose from one of Peerless’ vendor’s review of several years of royalty transactions.
Research and development expenses were $0.7 million, or 8% of revenue, a reduction of approximately $0.5 million compared with last year’s fourth quarter R&D expenses, which were $1.2 million, or 14.2% of revenue. R&D expenses in the 2008 third quarter were $1.3 million, or 17.3% of revenue. Sales and marketing expenses were $0.6 million, or 6.7% of revenue, versus $0.7 million, or 8.2% of revenue, in last year’s fourth quarter, and $0.6 million, or 8.4% of revenue, in the 2008 third quarter.
General and administrative expenses were $2.5 million, or 26.3% of revenue, compared with $2.1 million, or 24.0% of revenue, in the fourth quarter last year and $1.5 million, or 19.7% of revenue, in the third fiscal quarter. This year’s fourth quarter G&A expense was impacted by approximately $1.1 million of combined costs, which included expenses associated with the KMC Asset Purchase Agreement, professional service fees associated with a R&D tax credit engagement, and other expenses.
Income before taxes in the fourth quarter was $3.5 million. The company recorded a fourth quarter income tax benefit in the amount of $5 million associated with the expected realization of certain deferred tax assets that were previously fully reserved. The expected realization of the deferred tax assets was primarily a result of the signing of the KMC Asset Purchase Agreement in the fourth quarter. Peerless reported income before taxes of $1.6 million in last year’s fourth quarter and $1.3 million in this fiscal year’s third quarter. Fourth quarter net income was $8.5 million or $0.47 per diluted share, which includes the $5 million income tax benefit.
Peerless ended the fiscal year with cash and cash equivalents of $23.1 million, an increase of 41% versus the $16.4 million reported at the end of fiscal 2007, and an increase of 6% when compared with the $21.7 million recorded at the end of the 2008 third quarter.
Fiscal 2008 full-year results
For the full fiscal year, Peerless reported income before taxes of $5.2 million on total revenue of $28.4 million. In fiscal 2007, income before taxes was $3.3 million on revenue of $33.4 million. Fiscal 2008 net income was $10.1 million, or $0.56 per diluted share, which includes the $5 million income tax benefit.
Gross margin increased from 57.9% in fiscal 2007 to 65.2% in fiscal 2008. The primary reason for the increase was the more favorable mix of Peerless technology to third-party technology in the company’s sales mix, as well as the benefit of a product licensing adjustment arising from one of Peerless’ vendor’s review of several years of royalty transactions. Operating expenses declined 14%, or $2.3 million year over year. This reduction was achieved despite $1.4 million in expenses associated with the signing of the KMC Asset Purchase Agreement, the decision to enter the rapidly growing digital content management market, a proxy contest earlier in the year and an outside study commissioned on the company’s R&D tax credit position.
Management Commentary
Rick Roll, president and CEO, said, “We established aggressive profit objectives for fiscal 2008, and despite the dramatic changes taking place in our traditional end markets, we achieved our bottom-line performance goals. We also made significant progress in advancing the strategic initiatives we rolled out in March of last year. Key strategic milestones during fiscal 2008 included a $6.4 million, year-over-year reduction in our combined cost of goods sold and operating expenses, our signing of a definitive agreement with Kyocera Mita Corporation calling for the sale and perpetual licensing back of our intellectual property, and our decision to enter the rapidly growing digital content management sector. Subsequent to the end of our fiscal year, we took an important step toward this latter objective when we announced our plans to purchase substantially all of the assets of Prism Software. We believe this acquisition will serve as a springboard toward our broader strategy of addressing the market for solution-software and digital content management applications.”

Roll said that Peerless recently retained the services of Roth Capital Partners, a leading regional investment bank, which has been selected to assist the company in identifying and evaluating additional acquisition candidates in the digital content management sector.
“While growth in our traditional digital imaging markets has slowed considerably in recent years, several related industry segments are expanding rapidly,” Roll said. “We have spent much of the past year analyzing these segments and have formulated a strategy designed to redirect Peerless’ core competencies and position the company as a strong participant within these high-growth markets.”
The company’s initial efforts have been focused on document solutions applications and all-in-one (AIO) imaging devices — both of which exist within the broader $8 billion digital content management industry. A leading independent research firm estimates that document solutions — the segment in which Prism competes — is growing domestically at a compound annul rate of 27%. The AIO sector is estimated to be growing globally at a compound annual rate of 26%, and Peerless’ new wholly owned subsidiary, Cue Imaging Corporation, is pursuing opportunities in that space.
“We believe these and other initiatives we are pursuing will provide Peerless with new opportunities for sustained, long-term growth and enhanced shareholder value,” Roll said. “We are encouraged by the broad base of additional prospects that exist within the digital content management sector, and will be working closely with our investment bankers to identify other compelling acquisition candidates. We are confident that the strategy we are pursuing is the best course for addressing our overarching objective of building value for Peerless shareholders.”
To help facilitate its growth strategy, the company also recently named Andrew Lombard as vice president of corporate development. “Andy joins Peerless with extensive experience as a senior executive with both private and public companies,” Roll said. “His management background and entrepreneurial drive will be extremely valuable as we expand our presence in the digital content management arena. Andy also serves as president of Cue Imaging Corporation, which will be advancing our AIO imaging device program.” Lombard, 44, was previously chairman and CEO of Protégé Sports, a digital media and sports Internet company he co-founded in 2005. He also was founder, chairman and CEO of airBand Communications, a wireless communications service provider; and served in executive management positions with Adaptive Broadband Corporation (Nasdaq: ADAP), a wireless broadband equipment company. Lombard also held several positions with Motorola, including director of strategy and new business at Motorola Network Ventures.
Peerless stockholders are scheduled to vote on the Kyocera Mita asset sale on April 28, 2008, and the acquisition of substantially all of the assets of Prism Software is expected to close within the next 60 days. Roll said that until these two transactions are finalized, it will be difficult for management to provide guidance on Peerless’ anticipated financial performance for fiscal 2009. “Once we have closed these two transactions we intend to complete our revenue and earnings forecasts and will share our expectations with stockholders during a future earnings presentation,” Roll said. “As we have previously stated, the Kyocera Mita asset sale is a key component of our overall strategy for enhancing shareholder value. We strongly encourage our stockholders to vote their shares as soon as possible in favor of the transaction. We are very encouraged by our recent accomplishments and look forward to reporting on our ongoing progress throughout the coming fiscal year.”
Peerless Systems Conference Call
Management will hold a conference call to discuss fiscal fourth quarter results today at 5:00 p.m. Eastern

(2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 888-713-4199 (617-213-4861 for international callers) and entering the passcode 79712991. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through April 12, 2008, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 33887334.
About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera-Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.
Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Statements made by us in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Statements that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project,” “predict,” “forecast,” “outlook,” “potential,” “continue,” “may,” “future,” “can,” “enhance,” and “should,” or the negative of these, as well as similar expressions, can be used to identify forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, stockholder approval of the sale of substantially all of our intellectual property to Kyocera Mita Corporation, changing competitive and market conditions, our reliance on certain OEM customers for significant portions of our revenues, the sufficiency of our capital resources, any adverse change in our relationship with Adobe Systems Incorporated and/or Novell, Inc, increased competition both from in-house OEM products and low cost offshore competitors, the impact of Microsoft’s Vista™ operating system, reduced demand for our existing monochrome technologies or other products, the rapid changes taking place in the emerging color print devices markets, our ability to realize contract backlog, our ability to identify new customers or place our technology in a broader base of products, our ability to leverage core competencies and find product segments that blend well with our core business, our ability to successfully enter new software application sectors, our ability to maintain our profit objectives and create compelling margins, the tenure of the competitive advantage of our old and new technologies, our reliance on block licensing, our ability to develop and market our advanced devices and software, the validity and protection of our intellectual property rights, risks associated with international business activities, our reliance on key personnel and our board of directors and our ability to execute our business plan and strategic partnering transactions.
The above risks, and others, are described in further detail in our reports filed with the Securities and Exchange Commission, including, but not limited to, those described under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed on April 13, 2007, and those described under “Item 1A. Risk Factors” in the most recent Quarterly Report on Form 10-Q for the quarter ended October 31, 2007, filed December 12, 2007.
Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.
- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	January 31,
	2008		2007
Revenues:
Product licensing	$6,387	68.5%	$6,134	70.5%
Engineering services and maintenance	2,939	31.5%	2,569	29.5%
Hardware and other sales	—	0.0%	1	0.0%

Total revenues	9,326	100.0%	8,704	100.0%

Cost of revenues:
Product licensing	575	6.2%	756	8.7%
Engineering services and maintenance	1,658	17.8%	2,210	25.4%
Hardware and other sales	—	0.0%	243	2.8%

Total cost of revenues	2,233	23.9%	3,209	36.9%

Gross margin	7,093	76.1%	5,495	63.1%

Operating expenses:
Research and development	746	8.0%	1,233	14.2%
Sales and marketing	629	6.7%	712	8.2%
General and administrative	2,454	26.3%	2,090	24.0%

Total operating expenses	3,829	41.1%	4,035	46.4%

Income from operations	3,264	35.0%	1,460	16.8%
Other income	238	2.6%	143	1.6%

Income before income taxes	3,502	37.6%	1,603	18.4%
Provision (benefit) for income taxes	(4,982)	(53.4)%	15	1.0%

Net income	$8,484	91.0%	$1,588	18.2%

Basic earnings per share	$0.49		$0.09

Diluted earnings per share	$0.47		$0.09

Weighted average common shares outstanding — basic	17,458		17,152

Weighted average common shares outstanding — diluted	18,181		18,464

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Twelve Months Ended
	January 31,
	2008		2007
Revenues:
Product licensing	$17,809	62.6%	$21,758	65.2%
Engineering services and maintenance	10,632	37.4%	11,232	33.6%
Hardware and other sales	2	0.0%	393	1.2%

Total revenues	28,443	100.0%	33,383	100.0%

Cost of revenues:
Product licensing	3,339	11.7%	4,612	13.8%
Engineering services and maintenance	6,554	23.0%	8,768	26.3%
Hardware and other sales	—	0.0%	670	2.0%

Total cost of revenues	9,893	34.8%	14,050	42.1%

Gross margin	18,550	65.2%	19,333	57.9%

Operating expenses:
Research and development	4,394	15.5%	6,706	20.1%
Sales and marketing	2,539	8.9%	3,040	9.1%
General and administrative	7,272	25.6%	6,746	20.2%

Total operating expenses	14,205	49.9%	16,492	49.4%

Income from operations	4,345	15.3%	2,841	8.5%
Other income	833	2.9%	468	1.4%

Income before income taxes	5,178	18.2%	3,309	9.9%
Provision (benefit) for income taxes	(4,969)	(17.5)%	23	0.1%

Net income	$10,147	35.7%	$3,286	9.8%

Basic earnings per share	$0.59		$0.19

Diluted earnings per share	$0.56		$0.17

Weighted average common shares outstanding — basic	17,321		17,100

Weighted average common shares outstanding — diluted	18,154		18,912